Exhibit 10.17

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT, dated as of January 23, 2021 (this “Agreement”), is by and among Spartan Acquisition Corp. II, a Delaware corporation (“Spartan”), and each of the members of the Company (as defined below) whose names appear on the signature pages of this Agreement (each, a “Company Member” and, collectively, the “Company Members”).

WHEREAS, Spartan, Sunlight Financial LLC, a Delaware limited liability company (the “Company”), SL Invest I Inc., a Delaware corporation (“MergerCo1”), SL Invest II LLC, a Delaware limited liability company (“MergerCo2”), SL Financial Investor I LLC, a Delaware limited liability company (“Holdings I”), SL Financial Investor II LLC, a Delaware limited liability company (“Holdings II”), SL Financial Holdings Inc., a Delaware corporation (“Spartan Sub”), SL Financial LLC, a Delaware limited liability company (“OpCo Merger Sub”), FTV-Sunlight, Inc., a Delaware corporation (“FTV Blocker”), and Tiger Co-Invest B Sunlight Blocker, LLC, a Delaware limited liability company (“Tiger Blocker,” and collectively with FTV Blocker, the “Blockers”), propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”);

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA, a copy of which has been made available to each Company Member;

WHEREAS, as of the date hereof, each Company Member is the record owner of the number of Class A-1 Units, Class A-2 Units, Class A-3 Units or Class B Units as set forth opposite such Company Member’s name on Exhibit A hereto (all such Class A-1 Units, Class A-2 Units, Class A-3 Units and Class B Units and any Class A-1 Units, Class A-2 Units, Class A-3 Units and Class B Units of which ownership of record or the power to vote is hereafter acquired by a Company Member prior to the Expiration Time (as defined below) being referred to herein as the “Units”); and

WHEREAS, in order to induce, Spartan, MergerCo1, MergerCo2, Holdings I, Holdings II, Spartan Sub, and OpCo Merger Sub to enter into the BCA, the Company Members are executing and delivering this Agreement to Spartan.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of Spartan and the Company Members (severally, and not jointly or jointly and severally) hereby agrees as follows:

1.  Agreement to Deliver Written Consent.

(a)  Each Company Member, by this Agreement, severally, and not jointly or jointly and severally, agrees that as promptly as practicable after the Registration Statement is declared effective by the SEC (and in no event later than two (2) Business Days after such effective date), such Company Member shall execute and deliver a written consent, substantially in the form set forth in Section 7.02(c) of the Company Disclosure Schedules to the BCA (the “Written Consent”), which consent shall approve the BCA, the OpCo Merger and the other Transactions. Following such execution and delivery, each Company Member hereby agrees that it will not revoke, withdraw or repudiate the Written Consent. Such Written Consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Until the Expiration Time, and subject to Section 2 hereof, no Company Member shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant proxy or power of attorney, with respect to the Units that is inconsistent with this Agreement or otherwise take any other action with respect to the Units that would prevent, materially restrict, materially limit or materially interfere with the performance of such Company Member’s obligations hereunder or the consummation of the Transactions.

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(b)  Until the Expiration Time, at any meeting of the members of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a Company Member’s vote, consent or other approval (including by written consent) is sought, such Company Member shall vote (or cause to be voted) all Units, currently or hereinafter owned by such Company Member, against and withhold consent with respect to any Company Acquisition Proposal. No Company Member shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

2.  Agreement to Vote.

(a)  Each Company Member, by this Agreement, with respect to its Units, severally, and not jointly or jointly and severally, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Spartan may reasonably request in connection therewith), if (and only if) each of the Approval Conditions shall have been met, to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of such Company Member’s Units (i) in favor of the approval and adoption of the BCA, the OpCo Merger, the Blocker Mergers, the Transactions and this Agreement, and (ii) against any action, agreement or transaction (other than the BCA or the Transactions) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated. In addition to the foregoing, each of the Blockers, by this Agreement, with respect to its Units, severally, and not jointly or jointly and severally, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Spartan may reasonably request in connection therewith), if (and only if) each of the Approval Conditions shall have been met, to consent, under Section 9.6 of the Company LLC Agreement, in favor of the approval and adoption of the BCA, the OpCo Merger, the Blocker Mergers, the Transactions and this Agreement. Each Company Member acknowledges receipt and review of a copy of the BCA. For purposes of this Agreement, “Approval Conditions” shall mean there shall not have been any amendment to the BCA that has a material and adverse impact on the aggregate Total Equity Interest Consideration and Total Cash Consideration payable under the BCA to the Company Members.

3.  Transfer of Units.

(a)  Each Company Member, severally, and not jointly or jointly and severally, agrees that, until the Expiration Time, it shall not (i) Transfer or otherwise agree to Transfer any Units (unless the transferee agrees to be bound by this Agreement), (ii) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) take any action that would have the effect of preventing or disabling the Company Member from performing its obligations hereunder. For purposes of this Agreement, “Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (including by operation of law), or entry into any contract, option or other agreement or undertaking with respect to any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (including by operation of law), excluding entry into this Agreement and the BCA and the consummation of the Transactions.

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(b)  Until the Expiration Time, each Company Member, severally, and not jointly or jointly and severally, agrees that any Units that such Company Member purchases or otherwise hereinafter acquires or with respect to which such Company Member otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the extent as if they were owned by such Company Member as of the date hereof.

(c)  Any Transfer or attempted Transfer of any Units in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4.  No Solicitation of Transactions. Each of the Company Members (severally, and not jointly or jointly and severally), agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations that relate to a Company Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly encourage, any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal). Each Company Member shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that relate to a Company Acquisition Proposal (other than the Transactions) to the extent required by the BCA.

5.  Waiver of Appraisal and Dissenters’ Rights. Each Company Member hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the OpCo Merger, the Blocker Mergers or the other Transactions that it may at any time have under applicable Law. Such Company Member agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Spartan or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA. For the avoidance of doubt, nothing herein shall preclude any Company Member from asserting any claims it may have pursuant to the BCA and the other Transaction Documents.

6.  Representations and Warranties. Each Company Member, severally, and not jointly or jointly and severally, represents and warrants for and on behalf of itself to Spartan as follows:

(a)  The execution, delivery and performance by such Company Member of this Agreement and the consummation by such Company Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Company Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Units or (iv) conflict with, violate or result in a breach of or constitute a default under any provision of such Company Member’s Organizational Documents (if such Company Member is an entity) or any material agreement (including any voting agreements) to which such Company Member is a party.

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(b)  As of the date of this Agreement, such Company Member (i) owns exclusively of record and has good, valid and marketable title to the Units set forth opposite the Company Member’s name on Exhibit A free and clear of any and all Liens, options, rights of first refusal and limitations on such Company Member’s voting rights (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Organizational Documents of the Company or the Organizational Documents of such Company Member), (ii) has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Units, and the power to agree to all of the matters applicable to such Company Member set forth in this Agreement and (iii) as of the date of this Agreement, such Company Member does not own any rights to purchase or acquire, directly or indirectly, any other Units.

(c)  Such Company Member has the full power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Company Member.

7.  Termination. This Agreement and the obligations of the parties under this Agreement shall automatically terminate upon the earliest of: (a) the OpCo Merger Effective Time; (b) the valid termination of the BCA in accordance with its terms prior to the OpCo Merger Effective Time; and (c) the mutual written agreement of Spartan and the Company Members holding a majority in interest of the Company Membership Units held by all Company Members (the earliest of the events described in clauses (a)—(c) of this Section 7, the “Expiration Time”).

8.  Miscellaneous.

(a)  Until the Expiration Time, each Company Member will and will cause its Representatives to keep confidential and not disclose any non-public information relating to Spartan or the Company or any of their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the BCA or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Company Member in breach of this Section 8(b), (ii) is, was or becomes available to such Company Member on a non-confidential basis from a source other than Spartan or the Company; provided that, to the knowledge of such Company Member, such information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to Spartan or the Company, or (iii) is or was independently developed by such Company Member after the date hereof without use of, or reference to any non-public information of Spartan or the Company. Notwithstanding the foregoing, such information may be disclosed (i) to a Company Member’s prospective and current limited partners (or their equivalent) and such Company Member’s employees, accountants, advisors, investors, representatives and financing sources who have a need to know, in such Company Member’s sole discretion, and other representatives, as necessary in connection with the ordinary conduct of their respective businesses (provided that such Person is subject to an obligation of confidentiality), general information regarding the subject matter of this Agreement, the BCA and the transactions contemplated hereby and thereby, including, the performance of any Affiliate’s investment in the Company on a confidential basis, in connection with its or its affiliated fund’s normal fund raising, marketing or reporting activities and (ii) to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Company Member gives Spartan or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that Spartan or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Company Member shall reasonably cooperate with such efforts).

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(b)  All notices, requests, claims, demands and other communications to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (i) notices to Spartan being sent to the address set forth therein, in each case with all copies as required thereunder and (ii) notices to each Company Member being sent to the address set forth opposite such Company Member’s name on Exhibit A under the heading “Address.”

(c)  This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(d)  No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

(e)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Company Member shall be liable for the breach by any other Company Member of this Agreement.

(f)   Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(g)  This Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in 9.04 (Amendment) and 9.05 (Waiver) 10.04 (Severability), 10.08 (Governing Law), 10.09 (Waiver of Jury Trial), Sections 10.13 (Counterparts), 10.16 (Specific Performance), of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPARTAN ACQUISITION CORP. II

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

Signature Page to Company Support Agreement

COMPANY MEMBERS

FTV-Sunlight, Inc.

By:	/s/ David Haynes
Name:	David Haynes
Title:	Managing Member

Signature Page to Company Support Agreement

Tiger Co-Invest B Sunlight Blocker LLC

By:	Tiger Infrastructure Partners Co-Invest B LP,
its sole member
By:	Tiger Infrastructure Associates GP Co-Invest B LP,
its general partner
By:	Emil Henry VI LLC,
its general partner
By:	Henry Tiger Holdings III LLC,
its sole member
By:	Emil Henry LLC,
its managing member

By:	/s/ Emil W. Henry, Jr.
Name:	Emil W. Henry, Jr.
Title:	Managing Member

Tiger Infrastructure Partners Sunlight Feeder LP

By:	Tiger Infrastructure Associates GP LP,
its general partner
By:	Emil Henry IV LLC,
its general partner
By:	Henry Tiger Holdings II LLC,
its sole member
By:	Emil Henry LLC,
its managing member

By:	/s/ Emil W. Henry, Jr.
Name:	Emil W. Henry, Jr.
Title:	Managing Member

Signature Page to Company Support Agreement

Exhibit A

Company Member	Units	Address

FTV-Sunlight, Inc.	376,395	c/o FTV Capital
555 California Street
Suite 2850
San Francisco, CA 94014
Attention:    Brad Bernstein
                     David Haynes
                     Mike Vostrizansky
Telephone:  (415) 229-3000
Email: bbernstein@ftvcapital.com;
dhaynes@ftvcapital.com;
		mvostrizansky@ftvcapital.com

Tiger Co-Invest B Sunlight Blocker LLC	118,845	717 Fifth Avenue New York, NY 10022 Attention: Jason Kaslow Telephone: (212) 201-2187 Email: jkaslow@tigerinfrastructure.com

Tiger Infrastructure Partners Sunlight Feeder LP	298,317	717 Fifth Avenue New York, NY 10022 Attention: Jason Kaslow Telephone: (212) 201-2187 Email: jkaslow@tigerinfrastructure.com